Annual Meeting Remarks

1/12/05

Robert T. Brady, Chairman and CEO:

Fiscal '04 was a terrific year. It was terrific for a number of reasons - among them, achievements in financial performance, in customer recognition, in technology development, in major competitions won, and in customer acceptance of new product introductions. In the next few minutes, I'll try, with the help of a few of my friends, to summarize some of the highlights of the year.

First, I'll provide a quick overview. I'll then ask members of the management of each of the segments to describe some of the most important and most interesting programs and products. Then, I'll then come back to describe our projection for '05, and Bob Banta will wrap up with some comments on our financial structure.

First, financial performance. Sales in '04 of $939 million were up 24% from the year previous. But, as you know, of the $184 million increase, $130 million came with our acquisition of the Litton Poly-Scientific Division of Northrop Grumman. On the other hand, we did generate $54 million of organic growth in '04, and 7% organic growth, given some of the market conditions we were working with, is pretty respectable. Earnings, on the other hand, were up 34% to $57.3 million. Net earnings were over 6% of sales, the highest net margins our Company has ever achieved.

Earnings per share of $2.17 were up 18% from a year ago and we think an 18% EPS increase is an achievement we can be proud of.

Once again, the market responded well to our performance. Our current stock price is up over 30% from the Annual Meeting a year ago.

But there was a lot more to fiscal '04 than putting good numbers on the board. In the middle of fiscal '04, the Boeing Company, our biggest customer, selected us as one of a very small number of suppliers of the year. We provide many different products to many different parts of the Boeing organization. We have lots of opportunities to do an excellent job, and we also have lots of opportunities to screw things up. Boeing, over the years, has become an increasingly demanding customer and is not the least bit forgiving if things don't go right. The fact that our Company was selected for this award reflects the fact that a lot of people in a lot of different parts of our Company did an excellent job day after day, month after month, so that our performance record moved to the top of the list at Boeing and was still there when the award recipients were selected.

The Boeing award was not the only instance of unusual customer recognition. In our new Components Group, one of the most important customers, Respironics, awarded our Company their preferred supplier award. In order to win this award, we had to meet some very demanding quality and delivery requirements. In the case of the quality requirement, we were the only supplier to meet their very demanding standard. Once again, this was an award achieved because a lot of people did consistently good work over an entire year.

It's great when your customers recognize the good work that your company is doing. On the other hand, we, inside the Company, are also able to recognize when really important milestones have been achieved.

Two years ago, Lockheed selected our Company to lead a team to provide all the primary flight controls for the F-35 Joint Strike Fighter. The selected approach involved the implementation of a technology that has never before been used in primary flight control actuation for either military or commercial aircraft. It's called electrohydrostatic actuation. It allows the airplane builder to remove the central hydraulic system, transmit power to the actuators electrically, and drive the actuators with electric-motor-driven reversible pumps. When we were awarded this job, it would have been reasonable to expect that we would encounter normal development problems, that we'd be struggling to achieve the performance required, and that our customer would have the look of an expectant father wondering what was going to be delivered.

During fiscal '04, the technology development for the actuators was completed. They work beautifully and they are under their weight limit. It's been a very successful development program. In just a couple minutes, Mark Trabert will describe our current status on the program.

Over two years ago, the Boeing Commercial Airplane Company invited all their traditional suppliers to provide a team in Seattle to help the Boeing Company develop the basic architecture for their next new airplane, the 7E7 Dreamliner. Based on the work done by our team, and our 35-year history of supplying to Boeing Commercial, we were one of three companies invited to submit proposals for the primary flight controls in this new airplane. The proposal itself was a huge effort. And, as we said in our press release when we announced our success in this competition, there is no other job in the commercial airplane business which we would have preferred to win. John Scannell will discuss the 7E7 in a minute.

The problem statement that put our Company in business some 54 years ago, was the design of a fin control system for a tactical missile. We've been in that business ever since. During fiscal '04, a winner was selected in the competition for the Joint Common Missile. This missile is a joint development of the Army and the Navy. It's intended to replace Hellfire and Maverick. The current plan is to build 55,000 missiles, starting production in 2008. In the tactical missile business, success in this campaign was as important as success in the aircraft business on the JSF or the 7E7. Three companies competed for the prime contract on the missile. Two of them, Lockheed and Raytheon, had selected our electromechanical fin control package. Lockheed was the winner. Although this program is not scheduled for full production until '08, this victory in '04 was a real milestone in the Space and Defense segment of our business.

To succeed in the defense business, you have to be resilient and take the long view. After pursuing the Joint Common Missile for years and winning the job just last spring, there is already talk in the Pentagon of canceling the program - just as we've begun development. This could be discouraging news but, we've seen programs survive in spite of DoD ambivalence. In addition, we believe that if JCM doesn't go forward, then our current Hellfire production will continue as a replacement.

Although our Company began life in the missile business, and we're categorized in the analytical community as an aerospace company, in fiscal '04, 35% of our revenues were industrial. In the early '60's, our Company introduced our kind of high-performance servocontrols for use in industrial machinery. We have been a technology innovator ever since. We have capabilities in both electrohydraulic and electromechanical drive systems. Oftentimes, it has been our role to lead the transition from electrohydraulics to high-performance electric actuation systems. In a few minutes, Dave Fijas will describe just such a transition and the product development of electrically-driven motion bases for pilot training. It's a wonderful example of how our Company has strengthened our position in the market by leading the technology advancement, relying on the extraordinary capabilities of our technical staff.

The fact that our Company has the ability to advance the state of the art in our chosen field is important to our success. The fact that our planning processes continue to improve so that we can decide when and where to make the advance is important. But, in today's global economy, there's another element in the equation that is equally important, or perhaps more important, and that is maintaining and enhancing relationships with key customers. Over the last year, a lot of us from the legacy Company have had the opportunity to get acquainted with the people, the operations, and the customers of our new Components Group. Throughout all of our segments, I've not seen any relationship more collaborative or more constructive than the one between our Components Group and their major customer, Respironics, and Larry Ball will describe that relationship in a little more detail in just a minute.

Now, let me introduce my friends who will describe some of the achievements I've mentioned in a little more detail.

Let me introduce you to Mark Trabert. Mark is a Deputy General Manager of the Aircraft Group and Program Director for our F-35 Programs. Mark is a Buffalo boy. He grew up in Kenmore. He has a B.S. and an M.B.A. from Canisius College. He was a Program Manager at Calspan when we met him in 1984. At that time, we had a couple of programs - the B-2 Bomber and the MX Missile, wherein we were very much dependent on subcontractors for big portions of the systems we were delivering. Mark came in to manage those major subcontracts. Shortly thereafter, he became a Program Manager on the B-2, and then our helicopter programs, the Comanche and the V-22 Osprey. In '92, we asked him to go to Walnut Creek, California, to become General Manager of a company we'd acquired, Esprit Technologies. Three years later, we asked him to pack up that company and bring it back to East Aurora. Mark then became Director of Sales and Marketing in the Aircraft Group and began playing a broader role in the senior management of that Group. In 2001, after he and his team had succeeded in winning the jobs we have on the Joint Strike Fighter, Mark became the Director of Programs on the F-35. At about that time, Mark became Deputy General Manager of the Aircraft Division. Here's Mark.

Mark Trabert, Deputy General Manager of Aircraft Group speaks:

Good morning. In late 2001, Moog was selected by Lockheed Martin to be the supplier of several critical primary and secondary flight control systems for the airplane. Since that time, the F-35 has driven the growth of our military aircraft business, and we expect it to form the core of that business for years to come. In addition to the financial benefits of the F-35, there are substantial strategic benefits to Moog as well, which I'll talk about in a few minutes.

The F-35 is a Tri-Service Program to develop the next generation fighter to replace the aging fleets of the U.S. Air Force, Marine Corp, and the Navy. The Defense Department's strategy is to develop a highly common platform that will meet the future needs of all three services without having to bear the cost of undertaking three separate airplane development programs. A unique feature of the program is the involvement and financial commitment of partner nations during the airplane's development phase. There are currently eight countries that have made financial commitments to the F-35, all of which are expected to be sources of future foreign military sales of the airplane. The program is currently transitioning from the design phase to initial production of the first Air Force aircraft. Design activities for the Marine Corp and Navy variants will continue in the coming year.

During the past year, the Marine Corp variant underwent a significant redesign to reduce its weight. Weight is always an important aspect of an airplane's design, however, it is especially critical for the Marine Corp version of the F-35 because that airplane has the unique requirement to take off and land vertically. Though this redesign has been somewhat of a setback for the JSF Program, the new program Plan has been formally reviewed and approved by DoD and has the full support of the services. The F-35 continues to enjoy support in both the Administration and the Congress and is one of the few major weapon systems not targeted for cuts in the DoD's FY06 defense budget proposal.

As I mentioned earlier, Lockheed is in the process of building the first Air Force aircraft, which is expected to fly in the late summer of 2006. The first Marine Corp variant is now planned to fly in the fall of 2007 and the Navy variant will have its first flight in early 2009. Altogether, Lockheed will produce twenty-two aircraft during this development phase of the program. The first low rate production program is scheduled to begin in 2007. The services currently plan to buy about 2,500 aircraft over the life of the program, with an additional 2,000 aircraft estimated for foreign military sales.

Moog's role as the designer, integrator, and producer of the Primary Flight Control Actuation System, the Leading Edge Flap Actuation and the Wingfold Actuation puts us on the critical path to first flight of the F-35. Lockheed can't fly the airplane without our hardware. Together with our partners, Parker Hannifin and Curtiss-Wright, we have finished the initial design of these systems and are in the process of qualifying them for flight. We have delivered our first hardware to Lockheed's lab so they can integrate and test our systems with other critical systems on the airplane. We will deliver certified hardware on the first aircraft during the first half of this year. Despite the significant technological and management challenges we've faced on this program, we have made tremendous progress in developing our systems in support of Lockheed's critical milestones.

In my opening remarks, I talked about the F-35 being at the core of Moog's military aircraft business for years to come. In production, we estimate our original equipment content to be over $1M per airplane. Based on Lockheed's current estimate of delivering over 4,000 airplanes, including international sales, that's more than $4B in OEM revenues for Moog over the life of this program. With such a large fleet of aircraft flying, we also expect the F-35 to provide significant, highly profitable aftermarket revenues over and above our OEM sales, making the F-35 Program the largest in our company's history.

In addition to the obvious financial benefits the F-35 brings to Moog, this program also plays an important strategic role for our company's future. The F-35 will be the first production airplane to incorporate the next generation electrohydrostatic flight controls technology, and Moog is the company providing this system. Also, the airplane industry is transitioning from a business model wherein the airframe companies, like Lockheed and Boeing, used to buy components and integrate large subsystems themselves, to a model where the airframers depend on system suppliers to develop, integrate and deliver large, complex subsystems to the airplane. On this program, Moog is developing the management tools, filling the skills gaps and gaining valuable experience in managing the type of complex programs that will differentiate us from most of our competitors in the future.

As you can see, the F-35 is key to the future of Moog's aircraft business. Financially, if it proceeds as planned, the F-35 will be the largest program in our company's history. Strategically, the F-35 is providing Moog with the technological and managerial credentials that will be critical for positioning our company as a leader in the evolving aircraft industry of the future.

Bob Brady, Chairman and CEO resumes:

Thanks Mark.

Next up is John Scannell, the 7E7 Program Director. We have a lot of Buffalo boys in our management group, but John is not a Buffalo boy. He was born in Dublin, and raised in Ireland, is a graduate of the University College at Cork, where he earned both Bachelors and Masters Degrees in Electrical Engineering.

As you know, we have a Company in Cork and, in 1990, we hired John as an Engineering Manager in that Company. He had been working previously for Philips in the Netherlands in their Center for Manufacturing Technology. In '94, we asked John to move to our German Company. He spent three years there as an Operations Manager. At that time, and still today, our German Company is the principal production center for industrial servovalves. In '97, John came to the U. S. to get an M.B.A. at Harvard. He then went back to Ireland to manage our Company there and to take responsibility for all of our industrial electric drive product lines. A little over a year ago, we persuaded John to move to the U. S. and become part of the management team in the Aircraft Group. Here's John.

John Scannell, 7E7 Program Director speaks:

The 7E7 Dreamliner is the next generation of Boeing commercial aircraft. It will replace the present Boeing 757 and 767 models, and compete with the Airbus A330 and A340 models. It is planned to be the first in a whole new family of aircraft from Boeing over the coming decades.

Boeing's objective with this all-new airplane is to deliver a super-efficient airplane for the airlines, by exploiting a series of new technologies including more electric systems, composite structure, and special engines. In parallel, Boeing is seeking to redefine the flying experience for the passengers by providing more interior space, larger windows, and higher levels of humidity. There will be three configurations, carrying between 217 and 289 passengers up to a distance of 8,500 nautical miles.

In May 2004, Moog won two major contracts for the 7E7. The larger contract was for the primary flight control actuation system, shown in this slide. We also won, through our partnership with Smith's Aerospace, a UK-based company, a contract to supply sub-systems for the high lift flight control system.

The Primary Flight Control Actuators control the surfaces on an airplane which are essential for flight. Examples include the rudder and elevators on the tail, and the ailerons on the wings.

On the 7E7, as with all airplanes, weight is the enemy. The lower the weight, the better the fuel efficiency. Moog is introducing two exciting new technologies to Boeing

Commercial on the 7E7, which contribute directly to the goal of delivering a more efficient airplane. First our hydraulic actuators will operate at higher pressures than on previous airplanes, allowing us to deliver smaller and lighter actuators. Secondly, we are providing electronic controls mounted directly on the actuators to reduce the wiring in the airplane.

Boeing is also using the 7E7 to test several new technologies for future airplane programs. As part of this new technology initiative, we're providing electromechanical actuators on some flight-critical surfaces to replace the traditional hydraulic actuators.

We believe that these three innovative new technologies position Moog as the leading supplier of flight control systems in the commercial market place today.

We started our development activities on the 7E7 in June 2004. Today, we are in the preliminary design phase - with 20 Moog people working at Boeing's facility in Seattle, as well as teams of engineers at our four major aerospace sites - East Aurora, Salt Lake City, Torrance, and Moog Controls Limited in the UK.

The development program will last four years. First flight is scheduled for August 2007, with the first airplane delivery scheduled for April 2008. Boeing predicts that the airplane production will ramp up to between 90 and 100 airplanes per year within three years. Our shipset value on the 7E7 is nowhere near the shipset value on the JSF, but I can say this, in FY 04, we shipped $31 million of original equipment to Boeing Commercial, and if the 7E7 gets to 100 planes a year - the program will more than double those annual revenues.

On the 7E7, Boeing is adopting a new way of doing business. In the past, Boeing asked suppliers to produce components which they integrated into an airplane. In contrast, on the 7E7, they have selected a small number of companies to help develop and integrate the various systems on the airplane. Moog is no longer simply a component supplier to Boeing, rather we are a key member of the airplane development team. We have taken responsibility for a critical airplane system. We have taken the next step up the value chain.

Over the last 30 years, Moog has evolved in this market from a component supplier of servovalves, with values in the thousands of dollars, to supplying servoactuators with values in the tens of thousands of dollars, to our position today on the 7E7, supplying an integrated flight control system, with a value in the hundreds of thousands of dollars per airplane.

We have evolved from a supplier to airplane developers to a partner in airplane development.

Bob Brady, Chairman and CEO resumes:

Thanks, John.

Now, I'd like to introduce John Swiatowy who is our Product Line Sales Manager, Launch Vehicles. John is another Buffalo boy. He grew up in Kenmore and Williamsville. He's a graduate of the Rochester Institute of Technology. John started his career as a design engineer and in 1990 he joined Moog as an applications engineer, working with our sales team in the Tactical Missile and Launch Vehicle product lines. Over the last 14 years,

John has worked in a number of different roles, mostly business development for Missiles and Launch Vehicles. In his current position, he's responsible for all our products associated with the Lockheed Atlas and the Boeing Delta satellite launch vehicles, NASA's Space Shuttle and Crew Return Vehicles, and our National Missile Defense programs, in addition to the Minuteman Program that he'll discuss today. I want you to appreciate that John is quite well schooled in our Minuteman III product line, even though some of us were involved in the design and production of these products well before John began his career. Here's John.

John Swiatowy, Product Line Sales Manager, Launch Vehicles speaks:

Good morning. The products that we manufacture for America's Strategic Missile programs have provided significant and steady revenues throughout the company's history and will continue to be important contributor to our Space and Defense segment through this decade. Since our involvement in the 1950's, we have produced propulsion and steering control hardware for these rockets and we remain the dominant supplier of these products today.

Today, I'll describe one such missile program - the Minuteman Intercontinental Ballistic Missile, or ICBM. The Minuteman missile system is one leg within America's triad of nuclear deterrents.

America's current nuclear deterrent triad consists of the land, or silo, based Minuteman III, the sea-based Trident Submarine launched missile, and the B1, B2, B52 intercontinental bomber aircraft. These weapon systems can deliver nuclear warheads abroad with extreme accuracy - that accuracy is enabled by our precision control products, some of which I will describe.

We've participated on all of these programs and I'd like to describe for you what we do on the Minuteman as an example.

Today, five hundred Minuteman III Missiles are on alert and dispersed in underground silos stationed at several different Air Force Bases located in North Dakota, Montana, and Wyoming. I'll walk you through the launch sequence and the function of our hardware.

First, the Minuteman's three solid rocket engines carry the missile up through the atmosphere and into space. These three stages are known as the boost phase. Our servovalves and servoinjectors provide the muscle to steer the rocket by controlling the direction of the rocket motor thrust with delicate precision.

Next, the fourth stage propels and steers the re-entry vehicle through space towards the target. Once the missile reaches outer space, our thruster valves on the fourth stage control the rocket engine thrust and steer the warhead to its re-entry position in space. The vehicle re-enters the atmosphere, the warhead is on its final trajectory and capable of reaching targets more than 7,000 miles from home. I'll let Hollywood describe the rest of the story.

The first Minuteman missiles were placed in silos and declared operational in 1962. Approximately 1,000 missiles of several configurations were produced since the program's inception. During the 60's and 70's, the Minuteman program was a major contributor to Moog's financial success. We produced more than twenty thousand units over this period. Since then, treaties with the former Soviet Union have required the U.S. to decommission half of the fleet and there are 500 active missiles in silos today.

To ensure the reliability and maintainability of Minuteman III into the next century, the Air Force initiated the Service Life Extension Program. Under this program, each of the 500 active missiles will be removed from its silo, refurbished, and reactivated for use through the year 2025. I find it amazing that the original design life of our hardware was 3-5 years, with a goal of 10 years, yet our hardware is still performing 35 years later; and that a business that we normally think of as having no aftermarket, comes back and becomes an important revenue generator all these years later.

So, what does all this mean for us? A typical refurbishment of our products consists of replacing all soft goods, such as rubber seals and wiring; reassembly and final acceptance test. In 2004, we completed low rate production and we are ramping up to full rate this year. Ultimately we will refurbish all 500 shipsets. Again, significant and steady revenues over the next several years.

This business of producing steering and propulsion control products is truly "Rocket Science". Our dominance in this field is testament that our customers, both government and industry, recognize our superior technologies and commitment to producing reliable products - our Nation relies on it.

Bob Brady, Chairman and CEO resumes:

Thanks, John.

Now, I'd like to introduce Dave Fijas, our Deputy General Manager for the Industrial Controls Division. Dave is another Western New Yorker. He has a B.S. in Mechanical Engineering and an M.B.A. from S.U.N.Y. Buffalo. Before Dave joined Moog, he worked as an engineer at HSC Controls, a servovalve company founded by one of our alumni, Harv Kolm. Then, Dave worked at Enidine where he became Chief Engineer. We hired him seven years ago as an Engineering Manager in the Industrial Controls Division, and in '03 Dave was promoted to Deputy General Manager. Here's Dave.

Dave Fijas, Deputy General Manager of Industrial Controls Division speaks:

I'm pleased to talk with you today about exciting new business opportunities that we have in full flight simulation utilizing advanced electromechanical actuation technology. The primary purpose of flight simulation is to provide pilot training safely on the ground. It provides the opportunity to experience various weather conditions and emergency situations, in addition to routine flying, such that pilot response becomes nearly automatic. Secondarily, training can occur more frequently and at much lower cost than utilizing training aircraft. In fact, a recent study suggested that a simulator sortie is between five and twenty times cheaper than the real thing.

There are various levels of flight simulation that range from desktop units utilized for classroom instruction to full flight simulation, which is the next best thing to actually flying. Full flight simulation provides for the highest fidelity and most realistic training possible. This is accomplished by wrapping a high fidelity visual graphic system around the cockpit of the airplane. When inside the simulator cabin, the pilot is sitting in the cockpit with real flight controls and gauges. The view out the cockpit windows is nearly identical to what one would see when flying a real aircraft. This system is mounted on a motion base, which provides the motion cueing, timed precisely to match the visual system. Motion cueing is necessary to add the feel associated with flight, including acceleration and deceleration of the aircraft, as well as external effects such as buffeting from air turbulence.

Military and commercial aircraft flight trainers have adopted full flight simulation both domestically and internationally. It is used for both helicopters and fixed wing aircraft. The FAA and other similar international agencies have recognized the importance of full flight simulation. They mandate a certain number of hours of flight training for all commercial pilots each year regardless of the flight time they realize. In fact, the FAA provides performance specifications and certifies a flight simulator for use based upon successful performance testing and pilot concurrence that the simulation is identical to the real aircraft. Moog's products are designed to be used in trainers certified to meet the most stringent FAA requirements.

For the last 40 years, motion bases have been designed with a hydraulic motion control system. Moog has provided hydraulic servovalves and servoactuators to this market for 20 years. In the past year, Moog has begun offering a motion control electronics cabinet, a hydraulic power unit, and upper and lower joints, which are used to mount the actuators to the frame of the motion base. Historically, hydraulics have been the only way to achieve the combination of 32,000 lb payload capacity, high response of the base, and low noise transmission into the cabin. The natural characteristics of hydraulics provided for extremely smooth and well-behaved motion. In addition, the hydraulic system provided for a failsafe feature where the platform returns to a neutral position without additional costly components.

Approximately 10 years ago, Moog developed smaller all electric motion bases to support ground vehicle training and entertainment applications. These bases were limited to lower payloads. However, this gave us the opportunity to develop experience with complete motion base systems including the control electronics and motion control software. The technology did not exist to extend the designs to carry the full flight simulator payload or provide the performance required for the FAA.

Over the years, we've been involved in the migration of several industries from hydraulic control to all electric control including, but not limited to, machine tools, robotics, and packaging. This technology shift was motivated by factors such as higher energy efficiency, lower maintenance costs, and environmental concerns with hydraulic fluid. No company had yet been successful in developing an electromechanical full flight simulator. The first company to develop this solution to replace hydraulics would have a real competitive advantage. Even though this would substitute sales of our hydraulic valves and actuators, our scope of supply, and thus incremental business, would substantially increase. We believed that the combination of Moog's expertise in motor design, electronics, advanced software control and systems capability, and actuator design capability, would enable us to be that company.

The result of this internal R&D is an all-electric motion base system capable of meeting FAA requirements. This system includes a patent-pending electric actuator and motion control electronics. The product is customized to meet the unique requirements of various full flight simulation customers as well as specific aircraft requirements. The all-electric actuators are advanced technology incorporating Moog's custom motors directly driving a Moog designed precision ballscrew. The electric flight simulator actuator has been designed for ultra smooth motion and audible noise levels below existing hydraulic actuators.

The completely self-contained motion control cabinet includes power electronics, safety circuits, and the motion control computer. Our system offers complete motion base control, system diagnostics, motion cueing algorithms, and a Windows-based TM user interface.

A key component in our all-electric motion base has been the development of a high performance motion drive. This drive offers the highest fidelity in this power range on the market today

Another key feature is our proprietary return-to-home controller. This electric abort controller is powered by a self-contained battery and returns the cabin and its occupants to a safe position under any power loss or system failure mode.

To date, we've received orders for over 25 flight simulation systems for military applications such as Flight School XXI and C-17 aircraft. Flight School XXI, named conceptually after 'Flight Training for the 21st Century', is a U.S. Army initiative focused on addressing deficiencies in Army aviation training. The Army attributes current weaknesses in the combat readiness of newly commissioned officers to limited training in modern helicopters during flight training. The growing complexity of modern war fighting systems has facilitated the need for a step-change in training. As part of Flight School XXI, the primary flight trainer will be the TH-67 (Jet Ranger). Combat aircraft training will be focused on the UH-60 (Black Hawk), CH-47 (Chinook), OH-58D (Kiowa) and AH-64A and D (Apache). We have also received orders for 10 systems to be applied for business jet training including the Gulfstream G4 series. This book of business is all deliverable through FY06.

We've completed development for Flight School XXI and the C-17 program, delivering three systems to date. The initial delivery of the first commercial system will occur in our second quarter. This will be the first all-electric system to achieve FAA Level D certification.

The North American flight simulation market is a really big market, well over $2 billion and growing at 6% a year. In '04, Moog's sales were $12 million, and, as a result of all the new product introduction I've described, will grow to $19 million in '05.

Bob Brady, Chairman and CEO resumes:

Thanks Dave.

Now I'd like to introduce Larry Ball, a Vice President and our General Manager of the Components Group. Larry was the President of the Litton Poly-Scientific Division of Northrop Grumman when we acquired it in September of '03. Larry had been President since 1996. Prior to that, he held a number of managerial positions with various Litton Divisions. Although Larry has been a resident of Blacksburg, Virginia, where our Components Group is headquartered for some years now, and incidentally all three of his children are attending Virginia Tech, a wonderful university in Blacksburg, Larry is not originally a Virginian. Larry grew up outside Philadelphia, went to college at West Chester University, and has an M.B.A. from Villanova.

Over the last 15 months, Larry has had the interesting and challenging problem of arranging the assimilation of his staff of almost 1,000 people into the Moog Company and the Moog culture. From all points of view, we regard it as a very successful effort and, when Larry tells you the Respironics story, I think you'll be able to understand why that's so. Here's Larry.

Larry Ball, Vice President and General Manager of the Components Group speaks:

Good morning.

Today I would like to talk to you about the Components Group and particularly about our largest and most exciting customer, Respironics.

First, let's start with the Moog Components Group; we are an innovative advanced technology organization with world renowned capabilities in the design and manufacture of standard and custom electro-mechanical-optical components and assemblies. Our products include slip rings, and we are the world's largest producer with a number one position, motors which are primarily fractional horsepower brushless dc motors which range in the 1 to 4 inch frame size, electromechanical actuators, and fiber optic devices. We serve both military and commercial markets and have a strong focus on the medical market. That's where Respironics comes in.

Respironics is our largest customer and they are also our fastest growing customer as well. Respironics is a leading developer, manufacturer, and distributor of innovative products and programs that serve the global sleep and respiratory markets. Respironics' focus is in the medical industry. Their products include ventilators, sleep apnea devices, and concentrators, and they serve both the homecare and hospital segments of the medical market.

The business area that I want to address today is Respironics' sleep apnea products, but let me first define sleep apnea. Basically, sleep apnea is a life altering and potentially life threatening condition that occurs when a person repeatedly stops breathing during sleep because his or her airway collapses and prevents air from getting into the lungs.

Sleep is repeatedly disrupted, depriving sufferers from the deepest, most restful stages of sleep. The lack of sleep affects daytime alertness and one's ability to function well throughout the day.

The low oxygen levels associated with sleep apnea and the effort required to breathe during the night, put a strain on the cardiovascular system. Ultimately, sleep apnea takes its toll on the individual's quality of life.

So how widespread is this condition known as sleep apnea? It is estimated that 4% of men and 2% of women over 40 have sleep apnea. In total, it is estimated that approximately 20 million Americans have sleep apnea and that there are over 50 million people worldwide with this condition. Overall, that translates into a $1 billion dollar equipment market that is growing at an annual rate in excess of 20%.

So what are the treatments for sleep apnea? Corrective surgery is available, but these procedures are risky and the success rate is less than 50%.

Nasal continuous positive airway pressure or CPAP is the most common treatment for sleep apnea. Basically, CPAP machines, which Respironics designs and manufactures, push air through the airway at a pressure high enough to keep the airway open during sleep. Respironics is the number one supplier of CPAP machines in the world with a market share that is close to 50%.

We supply Respironics with a brushless dc motor/fan assembly which is used exclusively in all of their CPAP machines, primarily because we offer low acoustic noise. As you can see in the picture, the CPAP machine sits next to the user's bed, so it needs to be quiet. Our ability to provide low acoustic noise is a competitive advantage for both Moog and

Respironics. We've also demonstrated superior reliability and delivery which are key factors relative to a sound supplier/customer relationship.

I am proud to say that we are a Preferred Supplier and the only Respironics' supplier to achieve that status in 2004. To obtain that status, Moog shipped over 700,000 motors in 2004, that's over 3,000 per day, with 100% on-time-delivery and less than 500 parts per million defects. That's a quality rating of 99.9%. As a result, we have in place a three-year exclusive supply agreement with Respironics which includes co-development of future sleep apnea products. This all translates into other opportunities with Respironics, and we are now beginning to supply motors into their other businesses such as their Hospital Products division.

How can I sum up the importance of our partnership with Respironics? Just look at the revenue generated over the past five years. Shipments of our motors to Respironics have grown from nearly $11 million in 2001 to 18 million in 2004 to over $20 million estimated for 2005. That represents solid, 17% compounded annual growth for Moog.

Bob Brady, Chairman and CEO resumes:

Thanks, Larry.

Today, we're a company of almost 6,000 people. We have seven locations in the U. S. and we operate in 24 countries. The highlights we've described in the last few minutes are by no means a summary of all the important things that happened in fiscal '04. They are simply a sample of some of the more notable of the many things that we're accomplished in this terrific year.

As you can tell, I really enjoyed fiscal '04. It was a great year and I hate to say goodbye. But it's time to move on. So, let's talk a little bit about what's going to happen in fiscal '05.

Sales in the Aircraft Group in '05 will be only slightly larger than '04. We'll see a nice increase, about $17 million, in our commercial businesses, a little bit of a pickup at Boeing, some additional revenue in business jets, and the aftermarket. However, in the military business, as we move into integration testing, we'll generate less revenue on the Joint Strike Fighter than in '04, and our revenues on the V-22 will be lower since we're no longer retrofitting actuators on the first 25 aircraft. So, in '05, we're looking for an increase in the Aircraft segment from $412 million to $417 million.

In Space and Defense, we're seeing some increased activity in military satellites and in defense controls. The effect will be sales growth from $116 million to $124 million.

In our Industrial segment, the increased simulator business that we've discussed will drive a major step forward and we're seeing continuing increases in our other major product lines. Controls for plastics machines and metal forming equipment, turbines, steel mill gauge controls, material test, all will see some growth in '05. So, we're looking for about a 9% increase to $306 million.

Our Components Group should move from $130 million to $136 million, in large part based on increased deliveries to Respironics and to Philips and Hitachi for slip rings used on CAT scan equipment.

All in all, we're anticipating sales in '05 of $984 million, plus or minus $10 million, and net earnings in the range of $62.6 million to $65 million. The mid point of the range would be $63.7 million, or $2.43 a share. If we achieve that projection, and I expect that we will, it will be our eleventh consecutive year of growth in earnings per share. In ten of those years, our EPS growth was 10% or more. Also, over those years, we've made great strides in improving our balance sheet. Last week, we took another step in strengthening our financial structure. Bob Banta will describe that.

Bob Banta, EVP and Chief Financial Officer speaks:

On Monday, January 10th, we received $150 million from the issuance of our so-called "high-yield" bonds. These bonds contain our promise of repayment ten years from now. There are no other principal payments between now and then. We're also going to pay 6-¼% interest each year to our new bond owners.

At 6-¼%, we don't think of these bonds as "high-yield". You may recall that back in 1996 we issued $120 million of ten-year bonds. Interest rates were higher then, and we paid 10% each year until we retired those bonds in May of 2003. To pay off that 10% costing money, we borrowed money from our banking group, which we enlarged at that time. We used the $150 million received on Monday to repay that bank money used to pay off the 10% bonds. Reducing the cost of borrowing longer-term money has been an objective, and going from 10% down to 6-¼% is a 38% reduction in one of our costs.

Selling publicly traded bonds is a lengthy process. The preparation of our bond sale began in mid '04. We registered with the Securities and Exchange Commission that we might sell some tradable bonds. Then through the fall, all the documents were prepared. Don Fishback, Tim Balkin, and Jennifer Walter spent many long days drafting, proofing, and correcting these papers. Papers such as the offering memorandum (or prospectus), a lengthy description of the note covenants, a bond indenture, an underwriting agreement, comfort letters from our auditors and more. The proofing activity was especially active all through the recent holiday period. Moog is fortunate to have such dedicated and well-experienced people along with the experts from Hodgson Russ and Ernst & Young. They all made our time line come out on schedule.

Our hope was to be the first company in '05 to offer some high-yield bonds on Wall Street. This schedule reflected a belief that interest rates might be moving up over the course of 2005. We also thought the first week of the year might be a light week in terms of other offerings. Last Thursday afternoon, we priced our bonds. Ten-year treasuries were yielding 4.27% that day. Moog's spread over such treasuries came in at only 198 points or 6-¼% "all-in". We achieved one of the lowest spreads ever for ten-year money compared to other bond issuers with similar credit ratings.

The graph illustrates how wide the spread of high-yield rates over treasuries can be at different points in time. We thought today's low spreads made for excellent timing to be an issuer. On top of good bond market conditions, our credit ratios and trends are also strong. Our credit statistics created a lot of interest from bond fund managers.

One popular credit ratio is our debt at the end of each year divided by that year's cash flow - commonly known as EBITDA. Our lower levels of debt relative to increased cash flow each year has resulted in a very low multiple. The long-term successes that Bob described have also produced a conservative balance sheet.

Another popular ratio is the number of times our annual cash generation (or EBITDA) covers our required interest payments. It's never been better. No wonder our bond issue became over subscribed.

After paying down our bank debt, Moog now has over $250 million of cash and unused bank credit facilities. This readily available money will be used to step-up the pace of our acquisition activities. As in the past, we'll be looking at acquisition candidates that will broaden our product offerings, our market penetrations and technological capabilities.

Bob Brady resumes....

Thanks Bob.

We'll now go to the formal part of our annual meeting........